Exhibit 99.1

Dendreon Reports Second Quarter 2008 Financial Results

-- Management Will Host Conference Call Today at 4:30 p.m. EDT --

SEATTLE, WASHINGTON August 12, 2008 – Dendreon Corporation (Nasdaq: DNDN) reported results for the quarter ended June 30, 2008.

Revenue for the second quarter of 2008 was $26,000 compared to $523,000 for the quarter ended June 30, 2007.  Revenue for the six months ended June 30, 2008 was $57,000 compared to $603,000 for the six months ended June 30, 2007.

Dendreon's total operating expenses for the second quarter of 2008 were $18.6 million compared to $23.4 million in 2007.  Dendreon's total operating expenses for the six months ended June 30, 2008 were $37.8 million compared to $55.4 million for the same period in 2007.

The net loss for the quarter ended June 30, 2008 was $16.5 million, or $0.18 per share, compared to a net loss of $22.2 million, or $0.27 per share, for the quarter ended June 30, 2007.  The net loss for the six months ended June 30, 2008 was $36.0 million, or $0.41 per share, compared to $53.1 million, or $0.65 per share for the six months ended June 30, 2007.

Included in our net loss for the three and six months ended June 30, 2008 was a non-cash fair value adjustment of $2.4 million to other income.  This represents the change in the fair value of the warrants issued in connection with our April 3, 2008 common stock offering, which have been recorded as a liability. The fair value of the warrants was determined using the Black-Scholes option pricing model and will be remeasured at each reporting period. Future increases in our stock price will result in losses being recognized in our consolidated statement of operations in future periods. Conversely, future declines in our stock price will result in gains being recognized in our consolidated statement of operations in future periods. These gains or losses will not have any impact on our cash balance, liquidity or cash flows from operations.

Cash, cash equivalents and short-term and long-term investments at June 30, 2008 totaled $127.3, million which includes approximately $46 million raised in April in a registered direct stock offering.  This compares with $120.6 million at December 31, 2007.

Recent Events
•
Announced that the Company expects the Independent Data Monitoring Committee (IDMC) to complete the interim analysis of overall survival relating to Dendreon’s Phase 3 IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment, also known as D9902B) clinical trial of PROVENGE® (sipuleucel-T) in October 2008.  PROVENGE is the Company's investigational active cellular immunotherapy for the treatment of advanced prostate cancer.  Should the pre-specified criterion for statistical significance be achieved, Dendreon expects to amend its Biologics License Application (BLA) based on these interim results.

•
Initiated a new Phase 2 clinical trial of PROVENGE.  The NeoACT (NEOadjuvant Active Cellular immunoTherapy) trial is a single-site trial enrolling approximately 40 patients with localized prostate cancer who are scheduled to undergo a prostatectomy.  A second Phase 2 trial called the ProACT (PROstate cancer Active Cellular immunoTherapy) trial is expected to start this month.  It is a multicenter trial enrolling approximately 120 patients with metastatic, androgen-independent prostate cancer.

•
Presented preclinical data at the American Urology Association meeting from studies that suggest that the Company’s D-3263 product candidate may be useful against benign prostatic hyperplasia (BPH).  D-3263 is Dendreon’s orally bioavailable small molecule which targets Trp-p8 (a transmembrane cation channel protein also known as Trp-M8) and may have applicability to the treatment of multiple cancers as well as BPH.

•	Completed a registered direct stock offering with net proceeds of approximately $46 million.

“We’ve made important recent progress in two of our product platforms, including the initiation of the first of two new Phase 2 trials for our active cellular immunotherapy, PROVENGE, as well as the presentation of promising new preclinical data on D-3263, our first small-molecule product candidate,” said Mitchell H. Gold, president and chief executive officer of Dendreon.  “Our foremost priority remains advancing PROVENGE through the approval process, and we look forward to October when the interim analysis of our ongoing Phase 3 IMPACT trial will be completed.”

Conference Call Information
Dendreon will host a conference call today at 1:30 p.m. PT, 4:30 p.m. ET. To access the live call, dial 1-877-545-1407 (domestic) or +1 719-325-4904 (international). The call will also be audio webcast and will be available from the Company's website at www.dendreon.com under the "Investor/Webcasts and Presentations" section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 or +1-719-457-0820 for international callers; the conference ID number is 5805154. The replay will be available from 7:30 pm ET on Tuesday, August 12 until 11:59 pm ET on Thursday, August 14. In addition the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response.   Dendreon is also developing an orally-available small molecule called Trp-p8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia.  The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Contact Information:

Jennifer Cook Williams
Investor Relations
Dendreon Corporation
206-829-1500